U.S. PRECIOUS METALS ADDS NEW MEMBER

TO BOARD OF DIRECTORS

Celebration, FL–(Business Wire)–December 7, 2007, U.S. Precious Metals, Inc. (OTCBB: USPR) today announced the election of Sheldon Baer to the company's Board of Directors.

According to Peter Toscano, Chairman of U.S. Precious Metals, “Mr. Baer brings extensive business expertise and will be instrumental in finding a joint venture partner for our gold, silver and copper properties in Mexico.” Mr. Baer, qualifies as an independent director as defined under the Sarbanes Oxley Act of 2002.

Mr. Baer is currently the President of Golden Hands Construction Inc., which he personally founded in 1977.  Golden Hands specializes in construction of medical, commercial and industrial facilities.  Golden Hands has been featured in prestigious publications such as the Physician Magazine of the Los Angeles Medical Association and Contract Magazine.

About U.S. Precious Metals, Inc.

U.S. Precious Metals, Inc. (USPR) is a gold exploration company operating in Mexico.  On March 13, 2003, the Company acquired Solidaridad I (175 hectares), also received on March 27, 2003, the exploration concession from the Mexican government for Solidaridad II  (2,164 hectares).   On July 22, 2003, the Company acquired the exploration concession for Solidaridad III, (294 hectares) and Solidaridad IV, (149 hectares).   May 25, 2004, the company received the exploration concession from the Mexican government for Solidaridad V, (La Ceiba 921 hectares).  In the month of February 2006 USPR’s wholly owned subsidiary U.S. Precious Metals de Mexico claimed a gold mine Concession Lot namede “La Sabila”(surface of 12,987 hectare) that surrounds Solidaridad in order to protect the future exploration and exploitation of the Solidaridad gold mines.  Now brings the total to 16,690 hectare.  One hectare equals 2.47 acres.

Safe Harbor Act Disclaimer: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. These forward- looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements.

U.S. Precious Metals, Inc.
Peter Toscano, CEO  - (407)566-9689

www.uspmgold.com